EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investor Relations
Stephanie Ascher
Stern Investor Relations, Inc.
212-362-1200
stephanie@sternir.com

Constantine Theodoropulos
Base Pair Communications
617-401-3116
constantine@basepaircomm.com

Rexahn to Raise $10 Million in Registered Direct Offering

Rockville, MD, March 28, 2011 - Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN), a clinical stage pharmaceutical company commercializing potential best in class oncology and CNS therapeutics, today announced it has received commitments from certain institutional investors to purchase an aggregate of $10 million of Rexahn’s securities in a registered direct offering. Rexahn expects to receive net proceeds of approximately $9.45 million after deducting placement agent fees and other offering expenses.

Rexahn has entered into a securities purchase agreement with these investors pursuant to which Rexahn has agreed to sell an aggregate of approximately 8.33 million shares of its common stock and warrants exercisable for up to approximately 3.33 million additional shares of its common stock. Each unit, consisting of one share of common stock and a warrant to purchase 0.4 of a share of common stock, will be sold for a purchase price of $1.20.  The warrants to purchase additional shares will be exercisable at a price of $1.50 per share beginning six months following issuance and will expire five years from the date on which the warrants are initially exercisable.  The closing of the offering is expected to take place on or about March 31, 2011, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for this transaction.

All of the securities in this offering were offered pursuant to an effective shelf registration statement. The proceeds from the transaction will be used for further development of the Company’s lead clinical programs, including the funding of Rexahn’s Phase II clinical development programs for Serdaxin®, Zoraxel™ and Archexin®, and other general corporate purposes.

The securities described above are being offered by Rexahn pursuant to a shelf registration statement that has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed by Rexahn with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained at the SEC's website at www.sec.gov, or from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020, or directly from Rexahn by contacting Rexahn Pharmaceuticals, Inc., 15245 Shady Grove Rd, Suite 455, Rockville, MD 20850.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock, warrants or other securities of Rexahn. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals, Inc. is a clinical stage pharmaceutical company dedicated to developing and commercializing first in class and market leading therapeutics for cancer, CNS disorders, sexual dysfunction and other unmet medical needs. Rexahn currently has three drug candidates in Phase II clinical trials, Archexin®, Serdaxin®, and Zoraxel™ – all potential best in class therapeutics – and a robust pipeline of preclinical compounds to treat multiple cancers and CNS disorders.  Rexahn also operates key R&D programs of nano-medicines, 3D-GOLD, and TIMES drug discovery platforms.  For more information about Rexahn, please visit www.rexahn.com.

Safe Harbor
To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn’s plans, objectives, expectations and intentions with respect to future operations and products and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of Rexahn’s licensees or sublicensees; the success of clinical testing; and Rexahn’s need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the U.S. Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this press release speak only as of the date of this press release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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